Exhibit 99.4

SUMMIT THERAPEUTICS INC.

STOCK OPTION INDUCEMENT GRANT

Summit Therapeutics Inc. (the “Company”) hereby grants you an option (the “Option”) to purchase shares of the Company’s common stock (the “Common Stock”).

This Option has been granted as an “inducement” award under NASDAQ Marketplace Rules. Accordingly, the Option has been granted outside of the Company’s existing equity compensation plans. However, the Option will be governed in all respects as if issued under the Company’s 2020 Stock Incentive Plan (the “Plan”), as currently in effect and as may be amended hereafter from time to time, as well as the attached Stock Option Agreement (the “Agreement”) and the following specific provisions (which are subject to adjustment under the Plan and the Agreement). Unless otherwise defined herein, the terms defined in the Plan shall have the same defined meanings in this Notice of Grant and in the Agreement.

Notice of Grant

Name of optionee (the “Participant”)

Grant Date:

Type of Option:

Number of shares of the Company’s Common Stock subject to this Option (“Shares”):

Option exercise price per Share:

Vesting Start Date:

Final Exercise Date:

Vesting Schedule:

Vesting Date:	Number of Options that Vest:

All vesting is dependent on the Participant remaining an Eligible Participant, as provided herein.

[Change of Control

In the event of a Change of Control (“COC”), 50% of the options would accelerate and vest upon the occurrence of a COC and the other 50% of such options would accelerate and vest upon the earliest to occur of: (i) the original vesting date of the options; (ii) [__] months following the occurrence of a COC; or (iii) upon such employee’s termination other than for cause, as defined below.

The term COC is defined as either (i) a change in the ownership of the Company within the meaning of Treasury Regulation 1.409A-3(i)(5)(v); or (ii) a change in the ownership of a substantial portion of the Company’s assets within the meaning of Treasury Regulation 1.409A-3(i)(5)(vii), with the exception that, notwithstanding Treasury Regulation 1.409A-3(i)(5)(vii)(A), a COC shall only occur upon a change in ownership of more than ninety percent (90%) of the total gross fair market value of all of the assets of the Company.]

The term “cause” shall mean willful misconduct by the option holder or willful failure by the option holder to perform his or her responsibilities to the Company (including, without limitation, breach by the option holder of any provision of any employment, consulting, advisory, nondisclosure, non-competition, or other similar agreement between the option holder and the Company), as determined by the Company, which determination shall be conclusive.

Signature of Participant
Street Address
City / State / Zip Code
Date of Acceptance

Summit Therapeutics Inc.

By:
Name of Officer
Title:

SUMMIT THERAPEUTICS INC.

STOCK OPTION AGREEMENT

Incorporated Terms and Conditions

1.	Grant of Option.

This Agreement evidences the grant by the Company, on the grant date (the “Grant Date”) set forth in the Notice of Grant that forms part of this Agreement (the “Notice of Grant”), to the Participant of an option to purchase, in whole or in part, on the terms provided herein, the number of Shares of Common Stock set forth in the Notice of Grant at the exercise price per Share set forth in the Notice of Grant.

The Option has been granted as an “inducement” award under NASDAQ Marketplace Rules outside of the Company’s existing equity compensation plans. However, the Option will be governed in all respects as if issued under the Company’s 2020 Stock Incentive Plan (the “Plan”), as currently in effect and as may be amended hereafter from time to time, the terms of which are incorporated herein by reference. In the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Agreement, the terms and conditions of the Plan shall prevail.

The Option evidenced by this Agreement is not intended to be an incentive stock option as defined in Section 422 of the Internal Revenue Code of 1986, as amended, and any regulations promulgated thereunder (the “Code”).

Unless earlier terminated, this option shall expire at 5:00 p.m., Eastern time, on the Final Exercise Date set forth in the Notice of Grant (the “Final Exercise Date”). Except as otherwise indicated by the context, the term “Participant”, as used in this Option, shall be deemed to include any person who acquires the right to exercise this Option validly under its terms.

2.	Vesting Schedule.

This Option will become exercisable (i.e., “vest”) in accordance with the vesting schedule set forth in the Notice of Grant. The right of exercise shall be cumulative so that to the extent the Option is not exercised in any period to the maximum extent permissible it shall continue to be exercisable, in whole or in part, with respect to all Shares for which it is vested until the earlier of the Final Exercise Date or the termination of this Option under Section 3 hereof or the Plan.

3.	Exercise of Option.

a.

Form of Exercise. Each election to exercise this Option shall be in writing, in the form of the Stock Option Exercise Notice attached as Annex A, signed by the Participant, and received by the Company at its principal office, accompanied by this Agreement, or in such other form (which may be electronic) as is approved by the Company, together with payment in full in the manner provided in the Plan. The Participant may purchase less than the number of Shares covered hereby, provided that no partial exercise of this Option may be for any fractional share.

b.

Continuous Relationship with the Company Required. Except as otherwise provided in this Section 3, this Option may not be exercised unless the Participant, at the time he or she exercises this Option, is, and has been at all times since the Grant Date, an employee, director, or officer of, or consultant or advisor to, the Company or any other entity the employees, officers, directors, consultants, or advisors of which are eligible to receive option grants under the Plan (an “Eligible Participant”).

c.

Termination of Relationship with the Company. If the Participant ceases to be an Eligible Participant for any reason, then, except as provided in paragraphs (d) and (e) below, the right to exercise this Option shall terminate three months after such cessation (but in no event after the Final Exercise Date), provided that this Option shall be exercisable only to the extent that the Participant was entitled to exercise this Option on the date of such cessation. Notwithstanding the foregoing, if the Participant, prior to the Final Exercise Date, violates the restrictive covenants (including, without limitation, the non-competition, non-solicitation, or confidentiality provisions) of any employment contract, any non-competition, non-solicitation, confidentiality or assignment agreement to which the Participant is a party, or any other agreement between the Participant and the Company, the right to exercise this Option shall terminate immediately upon such violation.

d.

Exercise Period Upon Death or Disability. If the Participant dies or becomes disabled (within the meaning of Section 22(e)(3) of the Code) prior to the Final Exercise Date while he or she is an Eligible Participant and the Company has not terminated such relationship for Cause (as specified in paragraph (e) below), this Option shall be exercisable, within the period of one year following the date of death or disability of the Participant, by the Participant (or in the case of death by an authorized transferee), provided that this Option shall be exercisable only to the extent that this Option was exercisable by the Participant on the date of his or her death or disability, and further provided that this Option shall not be exercisable after the Final Exercise Date.

e.

Termination for Cause. If, prior to the Final Exercise Date, the Participant’s employment or other service is terminated by the Company for Cause (as defined below), the right to exercise this Option shall terminate immediately upon the effective date of such termination of service. If, prior to the Final Exercise Date, the Participant is given notice by the Company of the termination of his or her employment or other service by the Company for Cause, and the effective date of such termination is subsequent to the date of delivery of such notice, the right to exercise this Option shall be suspended from the time of the delivery of such notice until the earlier of (i) such time as it is determined or otherwise agreed that the Participant’s service shall not be terminated for Cause as provided in such notice or (ii) the effective date of such termination of service (in which case the right to exercise this Option shall, pursuant to the preceding sentence, terminate upon the effective date of such termination of employment). If the Participant is subject to an individual employment, consulting, or other service agreement with the Company or eligible to participate in a Company severance plan or arrangement, in any case which agreement, plan, or arrangement contains a definition of “cause” for termination of service, Cause shall have the meaning ascribed to such term in such agreement, plan, or arrangement.

Otherwise, “Cause” shall mean willful misconduct by the Participant or willful failure by the Participant to perform his or her responsibilities to the Company (including, without limitation, breach by the Participant of any provision of any employment, consulting, advisory, non-disclosure, non-competition, or other similar agreement between the Participant and the Company), as determined by the Company, which determination shall be conclusive. The Participant’s employment or other service shall be considered to have been terminated for Cause if the Company determines, within 30 days after the Participant’s resignation, that termination for Cause was warranted.

4.	Tax Matters.

a.

Withholding. No Shares will be issued pursuant to the exercise of this Option unless and until the Participant pays to the Company, or makes provision satisfactory to the Company, for payment of, any amount of taxes of any kind (including income tax and the Participant’s share of social security contributions) (collectively, the “Tax Liability”) required by law to be withheld in respect of this Option.

b.

Indemnification. The Participant irrevocably agrees that in the event a Tax Liability arises in respect of this Option (or any Shares acquired in connection with this Option), the Participant irrevocably agrees to pay and/or reimburse, the Company, his or her employer (if different), or any other applicable person for any such Tax Liability.

5.	Transfer Restrictions; Clawback.

a.

This Option may not be sold, assigned, transferred, pledged, encumbered, or otherwise disposed of by the Participant, either voluntarily or by operation of law, except by will or the laws of descent and distribution, and, during the lifetime of the Participant, this Option shall be exercisable only by the Participant.

b.	In accepting this Option, the Participant agrees to be bound by any clawback policy that the Company has in place or may adopt in the future.

6.	Other Terms and Conditions. By signing this Agreement, the Participant agrees and confirms that:

a.

the Participant has received from the Company or, if different, his or her employer, a privacy notice that includes details of how his or her personal data may be used in connection with this option; and

b.

if the Participant ceases to be an employee, he or she will not be entitled to any compensation for any loss of any right or benefit or prospective right in respect of this Option that he or she might otherwise have enjoyed and, accordingly, the Participant hereby waives any rights to compensation or damages in consequence of the termination of his or her employment with the Company, or a group company for any reason whatsoever, whether such compensation is claimed by way of damages, for wrongful dismissal, for breach of contract, by way of compensation for loss of office or otherwise.

7.

Provisions of the Plan. Although the Option has been granted as an “inducement” award under NASDAQ Marketplace Rules outside of the Company’s existing equity compensation plans, the Option will be governed in all respects as if issued under the Plan, as currently in effect and as may be amended hereafter from time to time, the terms of which are incorporated herein by reference. A copy of the Plan is furnished to the Participant with this Option.

ANNEX A

SUMMIT THERAPEUTICS INC.

STOCK OPTION EXERCISE NOTICE

Summit Therapeutics Inc.

601 Brickell Key Drive

Suite 1000

Miami, FL 33131

United States

Dear Sir or Madam:

I, (the “Participant”), hereby irrevocably exercise the right to purchase shares of the common stock of Summit Therapeutics Inc. (the “Shares”) at $_____________ per Share pursuant to the Notice of Grant and accompany Stock Option Agreement dated __________ and the Company’s 2020 Stock Incentive Plan, which is incorporated therein by reference.

Enclosed herewith is a payment of $___________, the aggregate purchase price for the Shares. The certificate for the Shares should be registered in my name as it appears below or, if so indicated below, jointly in my name and the name of the person designated below, with right of survivorship.

Dated:

Signature:

Print Name:

Address:

Name and address of persons in whose name the Shares are to be jointly registered (if applicable):